EXHIBIT 99.2

BELL MICROPRODUCTS INC.

CONTACT:
Graeme Watt
President
Bell Microproducts Europe
44 (0) 208 286 5550

Rob Damron
Investor Relations
Bell Microproducts
1 (414) 224-1668

FOR IMMEDIATE RELEASE

Bell Microproducts Announces
Acquisition of MCE
Leading European Distributor of Storage Products and Systems

SAN JOSE, CA— (November 28, 2005)— Bell Microproducts, Inc. (NASDAQ:BELM), a leading international value-added provider of a wide range of high technology storage products, solutions and services, today announced that it has signed a definitive purchase agreement for the acquisition of select assets and assumption of select liabilities of MCE, based in Munich, Germany.

MCE is a leading European distributor of disk drives and components, and also has a substantial IBM enterprise business in its home market in Germany. MCE’s customer base includes Enterprise VAR’s, system builders and industrial accounts. MCE has annual revenues of around € 270 million of which around € 170 million is in Germany. The remaining business is in the major markets of the UK, France and USA.

The acquisition is expected to close around December 1st. It is expected to be accretive with additional annual EPS of $.04 — $.06.

Don Bell, President and Chief Executive Officer of Bell Microproducts commented, “With this strategic acquisition, Bell Micro continues its focus on achieving substantial growth in value added storage products and services in the key markets in Continental Europe and the UK. MCE adds value business with IBM in Germany and across the UK, France and in Germany with respect to its Industrial OEM focus. It fits perfectly with our internal investments in these areas and contributes to the building of our infrastructure and European market share outside the UK. Additionally the acquisition of MCE adds additional experienced management, sales and marketing resources to our team. We have known and respected the operational MCE management group for a long time, and look forward to making them a part of our company. “

Graeme Watt, President for Bell Microproducts in Europe commented, “We are very excited about the acquisition of MCE. This acquisition gives Bell Micro a clear broadening of our European business outside the UK. MCE’s business of disk drives, components and IBM systems is compatible with Bell Micro’s product focus. In addition, we are strengthening our presence in Germany, the largest IT market in Europe. We have the skills and strong growth strategy to take our combined product portfolio to a materially expanded customer base. We very much look forward to working with MCE’s customers, employees, and vendors to provide an overall enhanced service offering to all our partners.”

About Bell Microproducts

Bell Microproducts is an international, value-added provider of a wide range of high-technology products, solutions, and services to the industrial and commercial markets. The Company’s offering includes semiconductors, computer platforms, peripherals, and storage products of various types including desktop, high-end computer and storage subsystems, fibre channel connectivity products, RAID, NAS and SAN storage systems and back-up products. Bell Microproducts is an industry-recognized specialist in storage products and is one of the world’s largest storage-centric value-added distributors.

The Company’s products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. The Company adds value with a broad range of services including system design, integration, installation, maintenance, and other consulting services. Trained and certified technical personnel provide these services at Bell Microproducts’ ISO 9001:2000 facilities. Bell Microproducts markets and distributes more than 140 brand name product lines, as well as its own Rorke Data storage products and Markvision memory modules, to original equipment manufacturers (OEMs), contract electronic manufacturing services (CEMS) customers, value-added resellers (VARs) and system integrators in the Americas and Europe. More information can be found in the Company’s SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.

About MCE

Founded in 1980 in Ottobrunn, Germany, MCE has developed into an experienced international distributor of mass storage products and storage system solutions. The company’s core business is the international distribution of storage peripheral products. As an authorized distribution partner of IBM, Hitachi, Adaptec, ICP Vortex, ExcelStor, LSI Logic, Promise, StorCase, Tekram and Yosemite, MCE provides customers with a comprehensive range of state-of-the-art low-end through high-end storage solutions. The company’s Enterprise Storage Systems department also offers a full range of solutions based on IBM and Hitachi systems as well as all IBM software brands (Tivoli, Lotus, Websphere, DB2). MCE, with its head office in Ottobrunn near Munich, has subsidiaries in Lorsch near Frankfurt, in Stuttgart, in Swindon in the United Kingdom and in Livermore, California, USA.

Safe Harbor Statement

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect our current views of future events and financial performance and involve known and unknown risks and uncertainties, which could cause actual results or facts to differ materially from such statements for a variety of reasons. The forward-looking statements in this release relate to the growth of our business in Europe and the financial impact of the acquisition on consolidated earnings per share may be materially impacted by the following factors, among others: the ability to successfully integrate MCE’s operations, worldwide industry conditions, changes in product supply, pricing, and customer demand, competition, other vagaries in the computer and electronic components markets, changes in relationships with key suppliers, foreign currency fluctuations and the other risks described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.